BUZZFEED, INC. COMPLETES STRATEGIC AND ORGANIZATIONAL CHANGES FOLLOWING A TRANSFORMATIVE 2024
Company Strengthens Balance Sheet, Grows High-Margin Revenue Streams, and Expands AI-Driven Innovation
NEW YORK – (March 13, 2025) – BuzzFeed, Inc.’s (“BuzzFeed” or the “Company”) (Nasdaq: BZFD) fourth quarter and full year (ended December 31, 2024) financial results were in line with its outlook shared in December, demonstrating progress in stabilizing operations and positioning the business for long-term growth. Following a strategic transformation in 2024, BuzzFeed is optimistic about the year ahead and is committed to bettering operational efficiency and improving monetization across the Company’s owned and operated sites and apps.
“BuzzFeed has always been at the forefront of digital media, evolving with industry shifts and embracing new technologies,” said Jonah Peretti, BuzzFeed Founder & CEO. “2024 was a transformational year as we strengthened our fundamentals, streamlined operations, and scaled our high-margin revenue streams. By leveraging AI to optimize our tech and advertising, enhance audience engagement, and explore R&D for BF Island, we have positioned BuzzFeed for long-term success in the AI era.”
As part of this strategy, BuzzFeed recently announced the development of BF Island, a new social platform designed to reimagine how people create, share, and engage with content. This ambitious long-term investment aligns with the Company’s vision of fostering creativity and fun while building a more direct relationship with audiences. The Company plans to begin private beta testing BF Island with users in Q2.
“We’ve significantly reduced our debt and strengthened our balance sheet, putting us in a much stronger financial position heading into 2025,” said Matt Omer, BuzzFeed CFO. “With a leaner, more focused operation, we’re prioritizing high-margin, tech-enabled revenue streams like programmatic advertising, affiliate commerce, and AI-driven innovation. These moves give us the flexibility to invest in long-term growth while driving sustainable profitability.”

2024 Full Year Financial and Operational Highlights for Continuing Operations1
●BuzzFeed delivered Full Year 2024 revenues of $189.9 million, declining 18% compared to 2023
○Advertising revenue declined 17% year-over-year to $94.4 million, reflecting an intentional shift away from lower-margin direct sold advertising.
●Programmatic advertising remained relatively flat year-over-year at $64.9 million.

○Content revenue declined 49% year-over-year to $33.9 million, primarily due to a decrease in direct-sold deals and fewer studio projects.

○Commerce and other revenues grew 23% year-over-year to $61.7 million, driven by strong affiliate commerce performance.
●Affiliate commerce increased 26% year-over-year to $59.6 million.

●Net loss from continuing operations improved to $34.0 million, compared to a net loss from continuing operations of $55.7 million in 2023, a result of successful cost savings and operational efficiencies.
●Adjusted EBITDA2 improved by $17.1 million year-over-year, achieving positive Adjusted EBITDA of $5.5 million for the full year 2024.
1 The historical financial results of Complex Networks and First We Feast have been reflected as discontinued operations in our consolidated financial statements. Amounts presented throughout this press release are on a continuing operations basis.
2 As used throughout, Adjusted EBITDA is a non-GAAP financial measure. Refer to “Non-GAAP Financial Measures” below for a description of how it is calculated and the tables at the back of this earnings release for a reconciliation of our GAAP and non-GAAP results.

●In 2024, audience Time Spent3 with our content totaled 297.9 million hours, reflecting a 3% decline year-over-year, though we continue to outpace the competition.
●BuzzFeed ended the period with cash and cash equivalents of approximately $38.6 million, an increase of $3.0 million compared to 2023.
Fourth Quarter 2024 Financial and Operational Highlights for Continuing Operations
●BuzzFeed delivered Q4 revenues of $56.2 million, declining 20% compared to the fourth quarter of 2023, in line with the Company’s outlook shared in December
○Advertising revenue declined 19% year-over-year to $25.4 million, reflecting a deemphasis of direct sold advertising and into higher-margin programmatic advertising.
●Programmatic advertising remained relatively flat year-over-year at $18.0 million.

○Content revenue declined 59% year-over-year to $9.5 million, driven by a reduction in direct-sold content deals and studio revenue.

○Commerce and other revenues increased 39% year-over-year to $21.3 million, supported by strong affiliate performance.
●Affiliate commerce grew 39% year-over-year to $20.8 million.

●Net loss from continuing operations was $3.8 million, compared to net income from continuing operations of $4.4 million in the fourth quarter of 2023.
●Adjusted EBITDA for Q4 2024 was $10.9 million, compared to Adjusted EBITDA of $13.0 million in the fourth quarter of 2023.
●Time Spent improved approximately 10% year-over-year to 79.3 million hours, and BuzzFeed continues to outpace the competition.

Business and Content Highlights

●In Q4, audiences spent more time consuming BuzzFeed content — both overall and among its core demographic of Millennial and Gen Z — than that of any other digital media company in its competitive set,4 reinforcing the Company’s strong tech optimization and engagement strategies.
●The Company achieved significant year-over-year growth in affiliate commerce revenue from both July’s Amazon Prime Day and October’s Prime Big Deal Day, demonstrating strong momentum as we continue to expand high-margin affiliate commerce.
○Further, the Company drove more than $500 million in attributable transactions in 2024 for our commerce partners.

●In Q4 2024, the percentage of loyal users across BuzzFeed.com’s web and app (those who return more than once within a 7-day period) reached approximately 48% - the highest level in the last 2 years.

3 Refer to the definition of “Time Spent” below.
4 Source: Comscore Media Trend, A18+, December 2024; Comps include Condé Nast Digital, Vox Media, People, Bustle Digital Group, Dot Dash Meredith

Full Year 2025 Financial Outlook

The following financial outlook is on a continuing operations basis and includes our planned investment in BF Island for the year ahead.

●We expect overall revenues in the range of $195 million to $210 million, or 3-10% higher than 2024
●We expect Adjusted EBITDA in the range of $10 million to $20 million, an improvement of approximately $10 million year-over-year at the midpoint
These statements are forward-looking and actual results may differ materially as a result of many factors. Refer to “Forward-Looking Statements” below for information on factors that could cause our actual results to differ materially from these forward-looking statements.
Refer to “Non-GAAP Financial Measures” below for a description of how Adjusted EBITDA is calculated. While Adjusted EBITDA is a non-GAAP financial measure, we have not provided guidance for the most directly comparable GAAP financial measure — net (loss) income from continuing operations — due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary to forecast such a measure. Accordingly, a reconciliation of non-GAAP guidance for Adjusted EBITDA to the corresponding GAAP measure is not available.
Quarterly Conference Call
BuzzFeed’s management team will hold a conference call to discuss our fourth quarter and full year 2024 results today, March 13, at 5PM ET. The call will be available via webcast at investors.buzzfeed.com under the heading News and Events, and parties interested in participating must register in advance at the same location. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. While it is not required, it is recommended you join 5 minutes prior to the event start time. A replay of the call will be made available at the same URL.
We have used, and intend to continue to use, the Investor Relations section of our website at investors.buzzfeed.com as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD.
Definitions
BuzzFeed reports revenues across three primary business lines: Advertising, Content and Commerce and other. The definition of “Time Spent” is also set forth below.
●Advertising revenues are primarily generated from advertisers, both programmatically and directly, for ads distributed against our editorial and news content, including display, pre-roll and mid-roll video products. We distribute these ad products across our owned and operated sites as well as third-party platforms, primarily YouTube and Apple News.
●Content revenues are primarily generated from clients for custom assets, including both long-form and short-form content, from branded quizzes to Instagram takeovers to sponsored content. Studio generally includes revenue from films, content licensing, TV projects, and other projects inspired by BuzzFeed IP.
●Commerce and other revenues consist primarily of affiliate commissions earned on transactions initiated from our editorial shopping content. Revenues from our product licensing businesses are also included here.
●Time Spent captures the time audiences spend engaging with our content across our owned and operated sites, as well as YouTube and Apple News, as measured by Comscore. This metric excludes time spent with our content on platforms for which we have minimal advertising capabilities that contribute to our Advertising revenues, including Instagram, TikTok, Facebook, Snapchat, and X (formerly Twitter). There are inherent challenges in measuring the total actual number of hours spent with our content across all platforms; however, we consider the data reported by Comscore to represent industry-standard estimates of the time actually spent on our largest distribution platforms with our most significant monetization opportunities. Time Spent presented above excludes time spent on Complex Networks, as Complex Networks is presented as a discontinued operation herein. Time Spent on Complex Networks, as reported by Comscore, was approximately 10.0 million hours through the date of the Complex Disposition, February 21, 2024, and 76 million and 126 million hours for the years ended December 31, 2023 and 2022, respectively. Time Spent on Complex Networks, as reported by Comscore, historically included Time Spent on First We Feast, as First We Feast was historically under the Complex Networks’ measurement portfolio of Comscore. It was previously determined that Time Spent on First We Feast cannot be reasonably bifurcated from Time Spent on Complex Networks. As such, we have excluded Time Spent on First We Feast from our measure of Time Spent disclosed above.
About BuzzFeed, Inc.
BuzzFeed, Inc. is home to the best of the Internet. Across pop culture, entertainment, shopping, food and news, our brands drive conversation and inspire what audiences watch, read, and buy now — and into the future. Born on the Internet in 2006, BuzzFeed is committed to making it better: providing trusted, quality, brand-safe news and entertainment to hundreds of millions of people; making content on the Internet more inclusive, empathetic, and creative; and inspiring our audience to live better lives.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and represent key metrics used by management and our board of directors to measure the operational strength and performance of our business, to establish budgets, and to develop operational goals for managing our business. We define Adjusted EBITDA as net (loss) income from continuing operations, excluding the impact of net income (loss) attributable to noncontrolling interests, income tax (benefit) provision, interest expense, net, other expense (income), net, depreciation and amortization, stock-based compensation, change in fair value of warrant liabilities, change in fair value of derivative liability, restructuring costs, impairment expense, transaction-related costs, certain litigation costs, public company readiness costs, and other non-cash and non-recurring items that management believes are not indicative of ongoing operations. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue for the same period.
We believe Adjusted EBITDA and Adjusted EBITDA margin are relevant and useful information for investors because they allow investors to view performance in a manner similar to the method used by our management. There are limitations to the use of Adjusted EBITDA and Adjusted EBITDA margin, and our Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted EBITDA and Adjusted EBITDA margin should not be considered a substitute for measures prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data.
Forward-Looking Statements
Certain statements in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Our forward-looking statements include, but are not limited to, statements regarding our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts (including our outlook for 2025), or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “affect,” “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,”

“seek,” “should,” “target,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: (1) macroeconomic factors including: adverse economic conditions in the United States and globally, including the potential onset of recession; potential government shutdowns or failure to raise the U.S. federal debt ceiling; current global supply chain disruptions; the ongoing conflicts between Russia and Ukraine and between Israel and Hamas and any related sanctions and geopolitical tensions, and further escalation of trade tensions between the U.S. and its trading partners; tariffs; the inflationary environment; and the competitive labor market; (2) developments relating to our competitors and the digital media industry, including overall demand of advertising in the markets in which we operate; (3) demand for our products and services or changes in traffic or engagement with our brands and content; (4) changes in the business and competitive environment in which we and our current and prospective partners and advertisers operate; (5) our future capital requirements, including, but not limited to, our ability to obtain additional capital in the future, to repurchase our $30.0 million aggregate principal amount of unsecured convertible notes due 2026 (i.e., the “Notes”) upon a fundamental change such as the delisting of our Class A common stock, at their maturity, or upon the holders of the Notes requiring repayment of their Notes on or after March 31, 2025 (or, if we pay a specified fee, May 31, 2025), any restrictions imposed by, or commitments under, the indenture governing the Notes or agreements governing any future indebtedness, and any restrictions on our ability to access our cash and cash equivalents; (6) developments in the law and government regulation, including, but not limited to, revised foreign content and ownership regulations, and the outcomes of legal proceedings, regulatory disputes or governmental investigations to which we are subject; (7) the benefits of our restructuring; (8) our success divesting of companies, assets or brands we sell or in integrating and supporting the companies we acquire; (9) our success in launching new products or platforms, including any new social media platform; (10) technological developments including artificial intelligence; (11) our success in retaining or recruiting, or changes required in, officers, other key employees or directors; (12) use of content creators and on-camera talent and relationships with third parties managing certain of our branded operations outside of the United States; (13) the security of our information technology systems or data; (14) disruption in our service, or by our failure to timely and effectively scale and adapt our existing technology and infrastructure; (15) our ability to maintain the listing of our Class A common stock and warrants on The Nasdaq Stock Market LLC; and (16) those factors described under the sections entitled “Risk Factors” in the Company’s annual and quarterly filings with the Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
###
Contacts
Media Contact: juliana.clifton@buzzfeed.com
Investor Relations Contact: investors@buzzfeed.com

BUZZFEED, INC.
Financial Highlights
(Unaudited, dollars in thousands)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2024	2023		2024	2023
Advertising	$25,427	$31,581	(19)%	$94,362	$113,642	(17)%
Content	9,449	23,206	(59)%	33,875	66,748	(49)%
Commerce and other	21,319	15,284	39%	61,650	50,051	23%
Total revenue	$56,195	$70,071	(20)%	$189,887	$230,441	(18)%
Income (loss) from continuing operations	$3,949	$6,092	(35)%	$(23,535)	$(44,821)	47%
Net (loss) income from continuing operations	$(3,768)	$4,374	NM	$(33,956)	$(55,712)	39%
Adjusted EBITDA	$10,931	$13,030	(16)%	$5,451	$(11,645)	NM

NM: Not Meaningful

BUZZFEED, INC.
Consolidated Balance Sheets
(Unaudited, dollars and shares in thousands, except per share amounts)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$38,648	$35,637
Accounts receivable (net of allowance for doubtful accounts of $1,039, and $1,424 as at December 31, 2024 and 2023, respectively)	48,944	70,969
Prepaid expenses and other current assets	13,294	20,710
Current assets of discontinued operations	—	5,473
Total current assets	100,886	132,789
Property and equipment, net	6,195	11,856
Right-of-use assets	28,562	46,715
Capitalized software costs, net	22,653	22,292
Intangible assets, net	11,751	12,914
Goodwill	43,304	43,304
Prepaid expenses and other assets	8,047	9,508
Noncurrent assets of discontinued operations	—	132,098
Total assets	$221,398	$411,476

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$14,251	$45,709
Accrued expenses	18,881	15,515
Deferred revenue	555	1,739
Accrued compensation	11,668	12,225
Current lease liabilities	22,084	21,659
Current debt	25,518	124,977
Other current liabilities	3,879	4,401
Current liabilities of discontinued operations	—	1,570
Total current liabilities	96,836	227,795
Noncurrent lease liabilities	15,138	37,820
Debt	—	33,837
Warrant liabilities	1,778	406
Other liabilities	704	435
Noncurrent liabilities of discontinued operations	—	—
Total liabilities	114,456	300,293

Commitments and contingencies

Stockholders’ equity
Class A Common stock, $0.0001 par value; 700,000 shares authorized; 37,025 and 35,035 shares issued and outstanding at December 31, 2024 and 2023, respectively	3	3
Class B Common stock, $0.0001 par value; 20,000 shares authorized; 1,343 and 1,368 shares issued and outstanding at December 31, 2024 and 2023, respectively	1	1
Additional paid-in capital	730,369	723,092
Accumulated deficit	(621,864)	(611,768)
Accumulated other comprehensive loss	(3,735)	(2,500)
Total BuzzFeed, Inc. stockholders’ equity	104,774	108,828
Noncontrolling interests	2,168	2,355
Total stockholders’ equity	106,942	111,183
Total liabilities and stockholders’ equity	$221,398	$411,476

BUZZFEED, INC.
Consolidated Statements of Operations
(Unaudited, dollars and shares in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Revenue	$56,195	$70,071	$189,887	$230,441
Costs and Expenses
Cost of revenue, excluding depreciation and amortization	27,915	31,493	105,065	129,782
Sales and marketing	3,783	7,970	19,729	35,942
General and administrative	13,628	17,109	58,627	78,026
Research and development	2,323	2,264	10,855	11,179
Depreciation and amortization	4,597	5,143	19,146	20,333
Total costs and expenses	52,246	63,979	213,422	275,262
Income (loss) from continuing operations	3,949	6,092	(23,535)	(44,821)
Other (expense) income, net	(5,443)	1,372	(1,605)	(2,990)
Interest expense, net	(1,595)	(1,766)	(6,782)	(6,468)
Change in fair value of warrant liabilities	(790)	83	(1,372)	(11)
Change in fair value of derivative liability	—	30	—	180
(Loss) income from continuing operations before income taxes	(3,879)	5,811	(33,294)	(54,110)
Income tax (benefit) provision	(111)	1,437	662	1,602
Net (loss) income from continuing operations	(3,768)	4,374	(33,956)	(55,712)
Net income (loss) from discontinued operations, net of tax	34,851	(15,667)	24,028	(33,610)
Net income (loss)	31,083	(11,293)	(9,928)	(89,322)
Less: net income (loss) attributable to the noncontrolling interests	49	(273)	168	(743)
Net income (loss) attributable to BuzzFeed, Inc.	$31,034	$(11,020)	$(10,096)	$(88,579)
Net (loss) income from continuing operations attributable to holders of Class A, Class B and Class C common stock:
Basic	$(3,817)	$4,647	$(34,124)	$(54,969)
Diluted	$(3,817)	$4,647	$(34,124)	$(54,969)
Net (loss) income from continuing operations per Class A, Class B and Class C common share:
Basic	$(0.10)	$0.13	$(0.91)	$(1.54)
Diluted	$(0.10)	$0.13	$(0.91)	$(1.54)
Weighted average common shares outstanding:
Basic	38,200	36,357	37,386	35,766
Diluted	38,200	36,453	37,386	35,766

BUZZFEED, INC.
Consolidated Statements of Cash Flows
(Unaudited, USD in thousands)

	For the Year Ended December 31,
	2024	2023	2022
Operating activities:
Net loss	$(9,928)	$(89,322)	$(201,326)
Less: net (income) loss from discontinued operations, net of tax	(24,028)	33,610	83,767
Net loss from continuing operations	(33,956)	(55,712)	(117,559)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	19,146	20,333	22,655
Unrealized (gain) loss on foreign currency	(872)	(1,088)	5,389
Stock based compensation	5,531	5,282	18,580
Change in fair value of warrants	1,372	11	(4,543)
Change in fair value of derivative liability	—	(180)	(4,695)
Amortization of debt discount and deferred issuance costs	6,086	1,766	1,535
Deferred income tax	(304)	3,236	(1,594)
Gain on disposition of assets	(1,250)	(175)	(500)
Loss (gain) on investment	—	3,500	(1,260)
Provision for doubtful accounts	(385)	(581)	785
Impairment expense	—	—	50,546
Noncash lease expense	18,123	20,017	19,870
Changes in operating assets and liabilities:
Accounts receivable	25,816	40,568	27,462
Prepaid expenses and other current assets and prepaid expenses and other assets	6,124	4,577	3,508
Accounts payable	(30,464)	19,149	11,179
Accrued compensation	(474)	(18,257)	(5,440)
Accrued expenses, other current liabilities and other liabilities	3,288	(12,619)	(2,841)
Lease liabilities	(22,222)	(23,421)	(23,249)
Deferred revenue	(1,245)	(7,098)	7,154
Cash (used in) provided by operating activities from continuing operations	(5,686)	(692)	6,982
Net cash used in operating activities from discontinued operations	(14,993)	(5,411)	(14,839)
Net cash flow used in operating activities	(20,679)	(6,103)	(7,857)

Investing activities:
Capital expenditures	(691)	(964)	(5,424)
Capitalization of internal-use software	(12,078)	(13,934)	(12,361)
Proceeds from sale of asset	350	175	500
Cash used in investing activities from continuing operations	(12,419)	(14,723)	(17,285)
Cash provided by investing activities from discontinued operations	191,075	—	—
Cash provided by (used in) investing activities	178,656	(14,723)	(17,285)

	For the Year Ended December 31,
	2024	2023	2022
Financing activities:
Payment for shares withheld for employee taxes	(394)	(451)	(1,698)
Deferred reverse recapitalization costs	—	—	(585)
Proceeds from exercise of stock options	1	29	459
Proceeds from the issuance of common stock in connection with at-the-market offering, net of issuance costs	1,030	902	—
Borrowings on Revolving Credit Facility	—	2,128	5,000
Payments on Revolving Credit Facility	(33,837)	(1,796)	—
Payment on Convertible Notes	(120,000)	—	—
Payment of early termination fee for Revolving Credit Facility	(500)	—	—
Payment of consent solicitation fee for Convertible Notes	(900)	—	—
Cash (used in) provided by financing activities	(154,600)	812	3,176
Effect of currency translation on cash and cash equivalents	(366)	(123)	(1,993)
Net increase (decrease) in cash and cash equivalents	3,011	(20,137)	(23,959)
Cash and cash equivalents at beginning of year	35,637	55,774	79,733
Cash and cash equivalents at end of year	$38,648	$35,637	$55,774

BUZZFEED, INC.
Reconciliation of GAAP to Non-GAAP
(Unaudited, USD in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net (loss) income from continuing operations	$(3,768)	$4,374	$(33,956)	$(55,712)
Income tax (benefit) provision	(111)	1,437	662	1,602
Interest expense, net	1,595	1,766	6,782	6,468
Other expense (income), net	5,443	(1,372)	1,605	2,990
Depreciation and amortization	4,597	5,143	19,146	20,333
Stock-based compensation	1,438	995	5,531	5,282
Change in fair value of warrant liabilities	790	(83)	1,372	11
Change in fair value of derivative liability	—	(30)	—	(180)
Restructuring[1]	—	—	3,179	6,761
Transaction-related costs[2]	497	800	680	800
Litigation costs[3]	450	—	450	—
Adjusted EBITDA	$10,931	$13,030	$5,451	$(11,645)
Adjusted EBITDA margin[4]	19.5%	18.6%	2.9%	(5.1)%
Net (loss) income from continuing operations as a percentage of revenue	(6.7)%	6.2%	(17.9)%	(24.2)%

(1) We exclude restructuring expenses from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparison to our past operating performance.
(2) Reflects transaction-related costs and other items which are either not representative of our underlying operations or are incremental costs that result from an actual or contemplated transaction and include professional fees, integration expenses, and certain costs related to integrating and converging IT systems.
(3) Reflects costs related to litigation that are outside the ordinary course of our business. We believe it is useful to exclude such charges because we do not consider such amounts to be part of the ongoing operations of our business and because of the singular nature of the claims underlying the matter.
(4) Net (loss) income from continuing operations as a percentage of revenue is included as the most comparable GAAP measure to Adjusted EBITDA margin, which is a Non-GAAP measure.